UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 17, 2010
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.Completion of Acquisition or Disposition of Assets
Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01.Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-2.1
EX-2.2

Item 2.01.	Completion of Acquisition or Disposition of Assets.
ACQUISITION OF MONITRONICS
     On December 17, 2010, the registrant acquired 100% of the outstanding capital stock of Monitronics International, Inc. (Monitronics) through the merger of Mono Lake Merger Sub, Inc., a direct wholly owned subsidiary of the registrant established to consummate the merger, with and into Monitronics, with Monitronics as the surviving corporation in the merger.
     The terms of the merger are set forth in an agreement and plan of merger dated December 17, 2010 (which we refer to as the merger agreement), among our company, Mono Lake Merger Sub, Inc., Monitronics, and, for certain purposes only, ABRY Partners, LLC (the Shareholder Representative). At the time of the merger, ABRY Partners IV, L.P., a private equity investment fund whose general partner is an affiliate of the Shareholder Representative, held common stock of Monitronics representing a majority of the common stock of Monitronics outstanding or issuable upon the exercise of outstanding options and warrants. Pursuant to the merger agreement, the Shareholder Representative was designated as the agent for the holders of Monitronics’ common stock and options or warrants.
     The closing of the merger occurred simultaneously with the execution of the merger agreement. Concurrently with the merger agreement, the Company, Monitronics, and the Shareholder Representative also entered into an escrow agreement with Citibank, N.A. as escrow agent, to provide for the adjustment escrow and indemnity escrow described below.
MONITRONICS MERGER AGREEMENT
     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is filed as an exhibit to this current report on Form 8-K. We urge you to read the merger agreement carefully and in its entirety because it, and not this description, is the legal document that governs the transaction by which we acquired Monitronics.
     The text of the merger agreement has been filed as an exhibit to this current report on Form 8-K to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that our company, on the one hand, and Monitronics on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights in connection with the indemnification provisions provided for in the merger agreement, and are subject to important limitations and qualifications set forth in the merger agreement, including contractual standards of materiality that may be different from that generally applicable under federal securities laws.
     In addition, the representations and warranties and other provisions are qualified by information in confidential disclosure schedules that our company and Monitronics have exchanged in connection with signing the merger agreement. While we do not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties and other provisions set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties and other provisions as characterizations of any actual state of facts, since they may be modified by the underlying disclosure schedules. Prior to the merger, Monitronics was a private company, and the disclosure schedule delivered by Monitronics contains certain non-public information, which may be material to an understanding of Monitronics and its business and financial results. Moreover, information concerning the subject matter of the representations and warranties of Monitronics may have changed since the date of the merger agreement, which may or may not be fully reflected in our public disclosures.
     This section is not intended to provide you with any other factual information about us or Monitronics. Such information can be found elsewhere in this current report on Form 8-K and in the other public filings we make with the SEC.

Merger Consideration
     The aggregate merger consideration payable by our company to the former stockholders, option holders and warrant holders of Monitronics pursuant to the merger was calculated based on:
•	an adjusted enterprise value of $1,191,000,000,

•	minus net indebtedness,

•	minus unpaid company transaction expenses, and

•	plus the difference between target working capital and closing working capital.
     Adjusted Enterprise Value
     The purchase agreement provides for a nominal enterprise value of $1,255,000,000, including all outstanding indebtedness of Monitronics, which includes for this purpose the net breakage costs under certain derivative arrangements entered into by Monitronics to fix the effective interest rate under its existing structured financing, which we refer to as the swap breakage costs. The swap breakage costs represent an estimate of the cost that Monitronics would incur to effectively terminate such derivative arrangements as of the closing date, and are reflected on Monitronics’s closing balance sheet. However, Monitronics is not required to terminate such derivative arrangements, and if Monitronics continues to make fixed interest payments in accordance with such derivative arrangements for the remainder of their stated terms, the swap breakage costs would be zero on April 15, 2012, subject to a floor that expires in 2014. The amount of the swap breakage costs also varies based on prevailing interest rates and other market factors, and could be greater than, or less than, the amount of such costs on the closing date, if Monitronics should at any point in the future determine to terminate such derivative arrangements. As part of its negotiations with Monitronics in connection with the merger, our company agreed to fix the amount of the swap breakage costs at $64,000,000 for purposes of calculating net merger consideration under the merger agreement. This term was implemented by agreeing (a) to increase the nominal enterprise value by the amount, if any, that the actual swap breakage costs were greater than $64,000,000, or to decrease the nominal enterprise value by any amount that the actual swap breakage costs were less than $64,000,000, and (b) to subtract the actual swap breakage costs from such nominal enterprise value (in addition to the other adjustments described below) in the calculation of net merger consideration. The net effect of these provisions was to fix the enterprise value of Monitronics, exclusive of such derivative arrangements, but including the assumption of all other indebtedness of Monitronics, at $1,191,000,000. For purposes of this discussion, we refer to such amount as the adjusted enterprise value of Monitronics, although such term is not used in the merger agreement.
     Net Indebtedness
     For purposes of calculating the merger consideration as described above, the net indebtedness of Monitronics equals (i) long-term debt of Monitronics and its subsidiaries on the closing date, in the aggregate amount of $844,200,000, (ii) minus $66,214,000 in cash of Monitronics and its subsidiaries on the closing date, which includes restricted cash. Based on such calculation, net indebtedness of Monitronics was estimated to be $777,986,000 on the closing date.
     Unpaid Company Transaction Expenses
     The merger agreement defines unpaid company transaction expenses as all expenses incurred on or before the closing date and payable by Monitronics or any of its subsidiaries in connection with the transaction, to the extent unpaid as of the closing date, other than compensation expense relating to outstanding stock options, and other than certain expenses relating to the preparation of Monitronics financial information for a proxy statement to be delivered by us to our stockholders in connection with the proposed disposition of our content distribution business, and certain expenses relating to our company’s financing in connection with the merger. At the closing, the unpaid company transaction expenses were estimated to be $14,072,000.
     Closing Working Capital and Target Working Capital
     The merger agreement generally defines closing working capital as the aggregate amount of current assets of Monitronics and its subsidiaries minus the aggregate amount of current liabilities of Monitronics and its subsidiaries, in each case as of the closing date, whether such result is a positive number or a negative number. The merger agreement defines target working capital as negative $16,579,000. At the closing, the difference between target working capital and closing working capital was estimated to be $127,000.

     Estimated Merger Consideration, Escrowed Amounts
     In connection with the closing, Monitronics provided the Company with a statement setting forth its good faith estimate of the merger consideration, taking into account the terms described above. Based on such calculation, the aggregate amount paid in cash by the Company at the closing was $413,141,000, of which $14,072,000 comprised transaction expenses incurred by Monitronics and payable by the Company pursuant to the merger agreement and $399,069,000 comprised merger consideration payable to the stockholders, option holders and warrant holders of Monitronics in the merger. Pursuant to the merger agreement, on the closing date, the Company paid the estimated merger consideration, in cash, to the Shareholder Representative, as paying agent for the holders of Monitronics common stock, options and warrants, less:
•	$3,000,000 from the aggregate estimated merger consideration, which was deposited with Citibank, N.A., as escrow agent pursuant to the escrow agreement, as an adjustment escrow to be available to satisfy any amounts due to our company as set forth below under “—Post-Closing Adjustment”; and

•	$25,000,000 from the aggregate estimated merger consideration, which was deposited with Citibank, N.A., as escrow agent pursuant to the escrow agreement, as an indemnity escrow to be available to satisfy any obligation of Monitronics as set forth below under “Indemnification—Indemnification by Monitronics”.
The following table shows the calculation of the merger consideration and total cash consideration paid by the Company at the closing, in connection with its acquisition of Monitronics:

Description	Amount
Adjusted Enterprise Value	$1,191,000,000
- Net Indebtedness	$777,986,000
- Unpaid Company Transaction Expenses	$14,072,000
+ Closing Working Capital minus Target Working Capital	$127,000
Estimated Merger Consideration	$399,069,000
+Unpaid Company Transaction Expenses	$14,072,000
Total cash consideration paid by the Company	$413,141,000
     Post-Closing Adjustment
     Following the closing, the parties will determine the final merger consideration based on the actual adjusted net indebtedness, closing working capital, and unpaid company transaction expenses of Monitronics at the closing date of the transaction, as applicable. Any disputes concerning the final merger consideration shall be resolved by binding arbitration adjudicated by Deloitte LLP. Promptly after such merger consideration has been finally determined, if the actual merger consideration is greater than the merger consideration estimated by Monitronics at the closing, our company will pay such deficiency in cash to the Shareholder Representative, as paying agent for the former holders of Monitronics common stock, options and warrants, and if the actual merger consideration is less than the merger consideration estimated by Monitronics at the closing, the amount of such difference shall be repaid to our company in cash from the adjustment escrow (or, if the adjustment escrow is insufficient, from the indemnity escrow).
     Source of Funds
     The aggregate consideration paid in cash by the Company at the closing was funded by the registrant from cash on hand, proceeds from the sale of marketable securities, and $105,000,000 in borrowings under a new $175,000,000 credit facility. See Item 2.03 of this current report on Form 8-K, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” below.
Treatment of Monitronics Common Stock and Common Stock Equivalents
     Pursuant to the merger agreement, at closing:
•	each share of Monitronics common stock that was outstanding immediately prior to the effective time of the merger was converted into the right to receive the per share cash merger consideration (calculated on a fully diluted basis, assuming the exercise in full of all options and warrants for

Monitronics common stock outstanding immediately prior to the effective time of the merger and the receipt by Monitronics of the aggregate exercise price of such options and warrants); and

•	each Monitronics option or warrant that was outstanding immediately prior to the effective time of the merger was converted into the right to receive an amount in cash equal to the difference between (i) the aggregate merger consideration that would be payable with respect to the aggregate number of shares of common stock underlying such option or warrant as though such shares were issued and outstanding immediately prior to the effective time of the merger, and (ii) the aggregate exercise price applicable under such option or warrant;
in each case subject to the indemnification and escrow provisions set forth in the merger agreement, and any deductions by the Shareholder Representative in reimbursement of its costs incurred as agent of the holders under the merger agreement, which may have the effect of reducing the amount payable per share of Monitronics common stock or option or warrant therefor.
Representations and Warranties
     The merger agreement contains a number of representations and warranties made by Monitronics. Such representations and warranties are subject to certain qualifications and exceptions set forth in the merger agreement or in the confidential disclosure schedules provided by Monitronics to the Company pursuant to the merger agreement, and relate to, among other things, the following:
•	due organization, valid existence, good standing and other corporate matters;

•	capitalization and corporate structure of Monitronics;

•	authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated thereby;

•	conflicts or violations under organizational documents, contracts or law;

•	financial statements and indebtedness, including the absence of certain undisclosed liabilities;

•	the absence of certain changes or events;

•	pending litigations or proceedings against Monitronics;

•	permits and other approvals from governmental entities and compliance with applicable law;

•	taxes;

•	certain intellectual property matters;

•	material contracts, leases, financial instruments and other agreements;

•	matters relating to employee benefit plans;

•	leased and owned real property;

•	employees and certain employee matters;

•	certain environmental matters;

•	material insurance policies;

•	transactions with affiliates of Monitronics;

•	certain matters relating to alarm monitoring contract dealers and customers;

•	brokerage or finder’s fees with respect to the transaction;

•	certain matters relating to security systems and monitoring centers;

•	the absence of violations under certain laws relating to foreign corrupt practices and international trade sanctions; and

•	the conduct of Monitronics on the closing date of the merger.
     The merger agreement also contains various representations and warranties made by the Company and its subsidiary. Such representations and warranties are subject to certain qualifications and exceptions set forth in the merger agreement, and relate to, among other things, the following:
•	due organization, valid existence, good standing and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated thereby;

•	conflicts or violations under organizational documents, contracts or law;

•	the absence of litigation and other proceedings;

•	the absence of brokerage of finder’s fees with respect to the transaction;

•	the solvency of the Company, Merger Sub and Monitronics as the surviving corporation after giving effect to the merger and other transactions contemplated by the merger agreement; and

•	matters relating to the funding of the transactions contemplated by the merger agreement.

Indemnification
     Indemnification by Monitronics
     Subject to certain limitations and exceptions set forth in the merger agreement, the Company and the surviving corporation will be indemnified (but only to the extent of funds on deposit in the indemnity escrow and amounts available under an indemnity policy, as defined below) against damages arising out of or resulting from (i) any breach of a representation or warranty made by Monitronics in the merger agreement or (ii) any breach by the Shareholder Representative of any covenant set forth in the merger agreement or any unpaid company transaction expense to the extent it is not actually reflected in the amount of unpaid company transaction expenses used to calculate the merger consideration. The representations and warranties of Monitronics will remain in full force and effect until August 31, 2012.
     Indemnification by the Company
     Subject to certain limitations and exceptions set forth in the merger agreement, the former holders of Monitronics common stock and common stock equivalents and the Shareholder Representative will be indemnified against any damages arising out of or resulting from (i) any breach of a representation or warranty made by the Company or our subsidiary in the merger agreement or (ii) any breach by the Company, our subsidiary or, if after the effective time, the surviving corporation, of any of their covenants in the merger agreement. The representations and warranties of the Company and Merger Sub will remain in full force and effect until August 31, 2012.
     Indemnity Escrow and Indemnity Policy
     As security for any potential indemnification obligations owed to the Company and the surviving corporation under the merger agreement, at the closing of the transaction, the Company deposited $25,000,000 of the merger consideration into the indemnity escrow pursuant to the escrow agreement. Although the indemnification provisions of the merger agreement extend through August 31, 2012, the indemnity escrow will be released on December 31, 2011 (which we refer to as the escrow release date), except to the extent of any open claims therefor. From and after the earlier of (a) any depletion of the indemnity escrow and (b) the escrow release date, any claims by our company for indemnification under the merger agreement will be limited to claims for breach of representation and warranty only and may be brought only against certain insurance policies obtained by the Shareholder Representative for the benefit of our company for such purpose from certain insurance carriers, in the aggregate amount of $50,000,000, which insurance policies will remain in effect until August 31, 2012. We refer to such representation and warranty insurance policies collectively as the indemnity policy. Pursuant to the merger agreement, the premiums and certain other costs relating to the indemnity policy were paid in full by Monitronics prior to closing.
     Limits on Indemnification
     The merger agreement provides that, subject to the exceptions described below, the aggregate liability for which our company and the surviving corporation may be indemnified for damages arising out of or resulting from breaches of representations or warranties and certain covenants will be limited to the indemnity escrow and the amount available under the indemnity policy. Indemnifiable claims will be applied first to the indemnity escrow and then, following the earlier of the escrow release date and the indemnity escrow’s depletion, against the indemnity policy. In addition, Monitronics will not be liable for indemnification for damages arising out of or resulting from breaches of its representations and warranties unless and until the aggregate amount of such damages exceeds a $10,000,000 “basket”, and then only for the amount by which such damages exceed such amount. This limitation does not apply to any breach of covenant by Monitronics or any breach of its representation and warranty relating to brokerage and similar fees and commissions in connection with the merger or any related transaction, or any breach of the representation and warranty of Monitronics relating to the conduct of Monitronics on the closing date.
THE MONITRONICS BUSINESS
     Monitronics International, Inc. (Monitronics) is the fourth largest alarm monitoring company in the United States, with over 665,000 subscribers under contract. With subscribers in all 50 states, the District of Columbia, Puerto Rico, and Canada, Monitronics provides a wide range of security alarm services, monitoring signals from burglaries, fires and other events, as well as providing customer service and technical support. Monitronics’ service offerings include hands-free two-way interactive voice communication with the monitoring center, a cellular back-up option, and an interactive service option which allows a customer to control their security system remotely using a computer or smart phone. Monitronics was incorporated in 1994 and is headquartered in Dallas, Texas.

     Unlike many of its national competitors, Monitronics outsources the sales, installation and field service functions to its dealers. By outsourcing the low margin, high fixed-cost elements of its business to a large network of independent service providers, Monitronics is able to allocate capital to growing its revenue-generating account base rather than to local offices or depreciating hard assets. Monitronics believes that it is the only alarm-monitoring company of national scale that operates exclusively through a network of independent dealers.
     During the 12 months ended September 30, 2010, Monitronics purchased alarm monitoring contracts from approximately 450 dealers. Monitronics generally enters into alarm monitoring purchase agreements with dealers only after a thorough review of the dealer’s qualifications, licensing and financial situation. Once a dealer has qualified, Monitronics generally obtains rights of first refusal to purchase all accounts sold by that dealer for a period of three years.
     The primary steps in creating an account are as follows:
1.	Dealer sells an alarm system to a homeowner or small business.

2.	Dealer installs the alarm system, which is monitored by Monitronics central monitoring center, trains the customer on its use, and receives a signed three to five year contract for monitoring services.

3.	Dealer presents the account to Monitronics for purchase.

4.	Monitronics performs diligence on the alarm monitoring account to validate quality. This process includes several due diligence tests including a credit score analysis and telephonic confirmation with a significant number of subscribers confirming satisfaction with their installation and security system. Because purchase criteria are agreed upon with each dealer in advance, Monitronics is able to acquire most accounts submitted to it for purchase.

5.	Monitronics acquires the customer contract at a formula-based price.

6.	Customer becomes a Monitronics account.

7.	All future billing and customer service is conducted through Monitronics.
     Monitronics generally pays its dealers a purchase price for each new customer account based on a multiple of the account’s monthly recurring revenue. The terms on which Monitronics acquires customer accounts from dealers are provided for in the dealer contract. The dealer contract generally provides that, if a customer account acquired by Monitronics is terminated within the first 12 months, the dealer must replace the account or refund the purchase price paid by Monitronics. To secure the dealer’s obligation, Monitronics holds back a percentage of the purchase price for a 12 month period. Following the initial three-to-five year contract period, subscriber monitoring contracts are subject to automatic renewal on a month-to-month basis, until terminated.
     Monitronics believes that this process, which includes both clearly defined customer account standards and a consistently applied due diligence process, contributes significantly to the high quality of its subscriber base. For each of its last five fiscal years, the average credit score of accounts purchased by Monitronics, was in excess of 700 on the FICO scale.
     Approximately 93% of Monitronics subscribers are residential homeowners and the remainder are small commercial accounts. Monitronics believes that its primary focus on residential homeowners helps minimize churn, because homeowners relocate less frequently than renters and have higher average credit scores.
     Monitronics provides monitoring services as well as billing and 24-hour telephone support through its central monitoring station, located in Dallas, Texas. This facility is UL listed and has earned the Central Station Alarm Association’s (CSAA) prestigious Five Diamond Certification. According to the CSAA, less than 4% of all central monitoring stations in the U.S. have attained Five Diamond Certified status. Monitronics also has a back-up facility located in McKinney, Texas that is capable of supporting monitoring, billing and customer service operations in the event of a disruption at its primary monitoring center. A call center in Mexico provides telephone support for Spanish-speaking subscribers.
     Monitronics’s telephone systems utilize high-capacity, high-quality, digital circuits backed up by conventional telephone lines. When an alarm signal is received at the monitoring facility, it is routed to an operator. At the same time, information concerning the subscriber whose alarm has been activated and the nature and location of the alarm signal are delivered to the operator’s computer terminal. The operator is then responsible for following standard procedures to contact the subscriber or take other appropriate action, including, if the situation requires, contacting local emergency service providers. Local emergency service providers are usually contacted if Monitronics is unable to contact a subscriber, if the monitoring station receives the wrong password, if the subscriber’s specified contact telephone line is busy or if Monitronics has reason to suspect an emergency situation at a subscriber’s home. Monitronics never dispatches its own personnel to the subscriber’s premises.
     Monitronics seeks to increase subscriber satisfaction and retention by carefully managing customer and technical service. The customer service center handles all general inquiries from subscribers, including those related to subscriber information changes, basic alarm troubleshooting, alarm verification, technical service requests and requests to enhance existing services. Monitronics has a proprietary centralized information system that enables it to satisfy almost 90% of subscriber technical inquiries over the telephone, without dispatching a service technician. If the customer requires field service, Monitronics relies on its nationwide network of over 500 service dealers to provide such service on a time and materials basis.
     Facilities and Personnel. Monitronics leases approximately 120,000 square feet in Dallas, Texas to house its executive offices, monitoring center, sales and marketing and data retention functions, as well as approximately 13,000 square feet for the McKinney, Texas back-up monitoring facility. Monitronics employs approximately 700 people, substantially all of whom are based in Texas.
     Intellectual Property. The Company has a registered service mark for the Monitronics name and a service mark for the Monitronics logo. It owns certain proprietary software applications that are used to provide services to its dealers and subscribers. Monitronics does not hold any patents or other intellectual property rights on its proprietary software applications.
     Legal. In the ordinary course of business, Monitronics is subject to various legal proceedings and claims, including product liability matters, claims brought by or on behalf of subscribers (and by insurance companies pursuant to subrogation rights) based on alleged failures relating to monitoring services, patent infringement claims, employment disputes, disputes on agreements and other commercial disputes. Monitronics does not expect the outcome of these proceedings or claims, individually or in the aggregate, to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
     Regulatory. Monitronics’ operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training and to meet certain standards in the conduct of its business. Many jurisdictions also require certain of their employees to obtain licenses or permits. The security industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of subscriber served, the type of security service provided and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 17, 2010, Monitronics International, Inc., a direct wholly owned subsidiary of the registrant (Monitronics), entered into a credit agreement (the credit facility) with the lenders party thereto and Bank of America, N.A., as administrative agent. The credit facility provides a $60,000,000 term loan and a $115,000,000 revolving credit facility. The interest rate under the term loan is:
•	LIBOR plus 3.50% per annum through June 30, 2011,

•	LIBOR plus 4.00% per annum from July 1, 2011 through December 31, 2011, and

•	LIBOR plus 4.50% per annum thereafter.
     The interest rate under the revolving credit facility is LIBOR plus 4.00% per annum. There is a LIBOR floor of 1.50% per annum, and a commitment fee of 0.50% per annum on unused portions of the revolving credit facility. The term loan matures on June 30, 2012, and requires principal installments of $20,000,000 on December 31, 2011, and March 31, 2012. The revolving credit facility matures on December 17, 2013.

     The terms of the credit facility include customary representations and warranties, customary mandatory prepayments, customary affirmative and negative covenants and customary events of default. In addition, Monitronics must maintain a total leverage ratio of no more than 2.75 to 1 through September 30, 2011, and no more than 2.50 to 1 thereafter, and a fixed charge coverage ratio of not less than 2.50 to 1.
     Upon any refinancing of the notes issued by Monitronics Funding LP, a subsidiary of Monitronics, in connection with Monitronics’s existing structured financing, Monitronics must prepay the term loan under the credit facility. If such refinancing does not occur by June 30, 2012, Monitronics must maintain a ratio of total debt to monthly recurring revenue of no more than 25 to 1 in place of the total leverage ratio test, until such refinancing occurs.
     At any time after the occurrence of an event of default under the credit facility, the lenders may, among other remedies, declare any amounts outstanding under the credit facility immediately due and payable and terminate any commitment to make further loans under the credit facility. The obligations under the credit facility are secured by a security interest on substantially all the assets of Monitronics and its wholly owned subsidiary, Monitronics Canada, Inc., as well as a pledge by the registrant of all outstanding stock of Monitronics. The registrant has guaranteed payment of the term loan up to the first $30,000,000 of obligations thereunder.
     On December 17, 2010, Monitronics borrowed the full amount of the term loan and $45,000,000 under the revolving credit facility, for total initial borrowings under the credit facility of $105,000,000. The proceeds of such loans, after repayment of approximately $5.0 million outstanding under a previously existing credit facility, and payment of certain fees and expenses relating to the credit facility, were used to fund a portion of the aggregate merger consideration payable by the registrant in connection with its acquisition of Monitronics on December 17, 2010.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9(a) will be filed by amendment to this Form 8-K within 10 calendar days after the date this current report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9(b) will be filed by amendment to this Form 8-K within 10 calendar days after the date this current report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 17, 2010, by and among Monitronics International, Inc., Mono Lake Merger Sub, Inc., and Ascent Media Corporation

2.2	Escrow Agreement, dated December 17, 2010, by and among Citibank, N.A., Ascent Media Corporation, ABRY Partners, LLC, and Monitronics International, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 23, 2010

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 17, 2010, by and among Monitronics International, Inc., Mono Lake Merger Sub, Inc., and Ascent Media Corporation

2.2	Escrow Agreement, dated December 17, 2010, by and among Citibank, N.A., Ascent Media Corporation, ABRY Partners, LLC, and Monitronics International, Inc.